Exhibit 10.44

BJ SERVICES COMPANY

CHARTER OF THE COMPENSATION

COMMITTEE OF THE

BOARD OF DIRECTORS

The Board of Directors of BJ Services Company (the “Company”) has previously established a Compensation Committee (the “Committee”). This Charter documents the composition, duties and responsibilities of the Committee. This Charter has been adopted by the Board of Directors (the “Board”) of the Company.

COMPOSITION

The Committee shall be elected by the Board and shall be comprised of not fewer than three non-employee Directors who are independent (as defined by the rules of the New York Stock Exchange).

PRIMARY RESPONSIBILITIES AND DUTIES

The primary functions of the Committee are:

•	Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation;

•	Determine the annual salary, bonus, stock options and other benefits, direct and indirect, of the CEO and the other officers of the Company;

•	Review new executive compensation programs; review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes; and take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance;

•	Establish and periodically review the senior management perquisites program.

•	Make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans;

•	Review annually on a formal basis the performance of the CEO and members of senior management and adopt (and as appropriate update) a succession plan and related procedures, and review management planning for the replacement of other members of the senior management team.

•	Determine the annual retainer, meeting fees, stock options and other benefits for the Directors.

•	Produce a compensation committee report on executive compensation as required by the SEC to be included in the company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

In performing its functions, the Committee should recognize that compensation plays an important role in attracting, retaining and motivating the management talent that is crucial to the corporation’s success. The Committee shall provide continuing oversight with the goals that each compensation program be both competitive with peer businesses and closely related to personal and corporate performance. An appropriate balance should be present between short-term pay and long-term incentive compensation. The Committee shall approve the outside compensation specialists, if any, engaged by management for advice and studies on executive compensation, and the Committee may deal directly with such compensation specialists if it so elects. Alternatively, the Committee may choose to rely upon corporate personnel for advice and studies. The Committee shall keep the full Board informed of the results of its periodic reviews.

The Committee shall conduct an annual performance self-evaluation of the Committee.